Exhibit 99.1

BeiGene Appoints Corsee Sanders, Ph.D. to its Board of Directors
CAMBRIDGE, Mass. and BEIJING, China, August 25, 2020 -- BeiGene, Ltd. (NASDAQ: BGNE; HKEX: 06160), a commercial-stage biotechnology company focused on developing and commercializing innovative medicines worldwide, today announced the appointment of Corsee Sanders, Ph.D. to its Board of Directors and to the Audit and Scientific Advisory Committees of the Board.

Dr. Sanders most recently served as Strategic Advisor to the Office of the Celgene Chief Medical Officer and Transition Advisor to Bristol Myers Squibb (BMS) from March 2018 to February 2020, assisting with the integration of the development organization of Juno Therapeutics into Celgene and BMS, respectively. Dr. Sanders previously served on the Juno Therapeutics Executive Committee as Executive Vice President of Development Operations, with responsibilities for strategic operations, quantitative sciences, biosample, and clinical operations. Dr. Sanders also held leadership positions, including Global Head of Biometrics and Global Head of Clinical Operations, at Genentech/Roche over the span of approximately 23 years, with responsibility for leading nearly 2,500 employees globally in her last role, planning and executing global development and local clinical trials in more than 70 countries. She was also the Co-Chair of the Roche-Chugai Joint Portfolio Management Committee.

“Dr. Sanders is an insightful industry leader, with a deep commitment to scientific excellence and the operational prowess to oversee clinical trials designed to bring important medical breakthroughs to patients around the world. We are very pleased to welcome her to our Board of Directors, and anticipate that her expertise will be highly valuable as we work to expand our pipeline, making an impact for the greater good of patients,” commented John V. Oyler, Co-Founder, Chief Executive Officer, and Chairman of BeiGene.

Dr. Sanders has directly contributed and/or provided oversight in developing multiple pharmaceutical products, including Rituxan®, Herceptin®, TNKase®, Cathflo®, Xolair®, Avastin®, Tarceva®, Lucentis®, Zelboraf®, Perjeta®, Erivedge®, Gazyva®, Kadcyla®, Alecensa®, Cotellic®, Venclexta®, Tecentriq®, Ocrevus®, Hemlibra®, Claritin®, and lisocabtagene maraleucel (liso-cel), a CAR-T cell therapy for non-Hodgkin’s lymphoma. She served as a director of TransCelerate Biopharma Inc., a non-profit organization of pharmaceutical companies until 2016 and currently serves as a member of the Board of Trustees of the Fred Hutchinson Cancer Research Center in Seattle, WA and as a director of the following biotechnology companies: Molecular Templates Inc. (NASDAQ: MTEM), Legend Biotech Corporation (NASDAQ: LEGN), and AltruBio (formerly AbGenomics) Inc. (privately-held).
“I am honored to join BeiGene’s board and am excited to be at the forefront of our industry’s evolution, with BeiGene leading the way, by working to bring high quality, innovative therapies to billions more people – through courage, persistent innovation, and challenging the status quo. I am impressed with the team at BeiGene, its broad internal research and development capabilities, and its portfolio of early-, late-stage, and commercial products,” commented Dr. Sanders.

Dr. Sanders earned her B.S. and M.S. in statistics, graduating magna cum laude, from the University of the Philippines, and her M.A. and Ph.D. in statistics from the Wharton Doctoral Program at the University of Pennsylvania.
About BeiGene
BeiGene is a global, commercial-stage biotechnology company focused on discovering, developing, manufacturing, and commercializing innovative medicines to improve treatment outcomes and access for patients worldwide. Our 4,200+ employees in China, the United States, Australia, Europe, and elsewhere are committed to expediting the development of a diverse pipeline of novel therapeutics. We currently market two internally discovered oncology products: BTK inhibitor BRUKINSA® (zanubrutinib) in the United States and China, and anti-PD-1 antibody tislelizumab in China. We also market or plan to market in China additional oncology products licensed from

Amgen Inc., Celgene Logistics Sàrl, a Bristol Myers Squibb (BMS) company, and EUSA Pharma. To learn more about BeiGene, please visit www.beigene.com and follow us on Twitter at @BeiGeneUSA.

Forward-Looking Statements

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 and other federal securities laws, including statements regarding the company’s future development strategy. Actual results may differ materially from those indicated in the forward-looking statements as a result of various important factors, including BeiGene's ability to demonstrate the efficacy and safety of its drug candidates; the clinical results for its drug candidates, which may not support further development or marketing approval; actions of regulatory agencies, which may affect the initiation, timing and progress of clinical trials and marketing approval; BeiGene's ability to achieve commercial success for its marketed products and drug candidates, if approved; BeiGene's ability to obtain and maintain protection of intellectual property for its technology and drugs; BeiGene's reliance on third parties to conduct drug development, manufacturing and other services; BeiGene’s limited operating history and BeiGene's ability to obtain additional funding for operations and to complete the development and commercialization of its drug candidates; the impact of the COVID-19 pandemic on the Company’s clinical development, commercial and other operations, as well as those risks more fully discussed in the section entitled “Risk Factors” in BeiGene’s most recent quarterly report on Form 10-Q, as well as discussions of potential risks, uncertainties, and other important factors in BeiGene's subsequent filings with the U.S. Securities and Exchange Commission. All information in this press release is as of the date of this press release, and BeiGene undertakes no duty to update such information unless required by law.

BeiGene Contacts

Investors Contact     Media Contacts
Craig West      Liza Heapes or Vivian Ni
(857) 302-5189      (857) 302-5663 or (857) 302-7596
ir@beigene.com      media@beigene.com